smart-tek

Strategic Marketing Partner Agreement

Agreement made this the ______ day of July, 2010 by and between **Smart-Tek Automated Services, Inc.,** located at 11838 Bernardo Plaza Court, Suite 240, San Diego, CA 92128 herein after collectively referred to as "Company" and PreferAble Staffing, Inc., a Florida Corporation located at 3040 Gulf To Bay Blvd, Clearwater, Florida hereinafter known as "Strategic Marketing Partner."

WHEREAS, Company provides staffing services to companies,

WHEREAS, Strategic Marketing Partner desires to assign rights, title and interests to specific client contracts set forth in Schedule A ("Customers") to Company and assist Company in servicing such Customers pursuant to the terms and conditions set forth below.

WHEREAS, the parties to this Agreement wish to create and define the scope of an Strategic Marketing Partner relationship between them;

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

- Strategic Marketing Partner will promote and market the business and services of Company to prospective business customers, Strategic Marketing Partner will assist Company's marketing efforts and the furtherance of its business in general, by performing certain tasks including but not limited to the following:

    a. Provide assignment of all existing contracts for Customers to Company which shall be a part of this agreement for as long as this agreement shall be in effect. In addition to the existing contracts listed in Schedule A, Strategic Marketing Partner agrees to facilitate the assignment of additional contracts, which shall total $40 million in annual billings by 10/15/2010
    b. Assist Company with providing funding assignment letters to Customers, which direct Customers to pay Smart-Tek's funding partner.
    c. Provide timely information concerning workers comp claims generated by employees of Company covered by this agreement. The parties will cooperate in the investigation/processing of such claims.
    d. Collect information from prospects/clients to facilitate Company making a price quotation;
    e. Complete and submit all forms and paperwork Company deems necessary to enroll a new customer;
    f. Perform other marketing and support services for Company as it may from time to time require

- Company will provide for and pay all Employee Wages, All Payroll Taxes, State and Federal Unemployment Insurance, Claims, and Workers Compensation Premiums. Company can also provide the following at an additional fee to clients: recruitment, reference checks, initial interviews, Pre-Employment and Random Drug Testing, Felony Criminal Background Investigation, if applicable.

- Nothing in this Agreement is intended to create an employment relationship or partnership between Company and Strategic Marketing Partner. At all times Strategic

Marketing Partner is an independent contractor with respect to Company and its business. Strategic Marketing Partner can recommend the desired WC Carrier for each of its clients it brings to Company, but will have no authority to bind Company to a contractual relationship of any kind nor the power to modify, alter, or waive any provisions of any contract between Company and its Customers. Company will reserve the right to accept or reject any business produced by Strategic Marketing Partner. All costs and expenses incurred by Strategic Marketing Partner in conjunction with the performance under this Agreement shall be solely the financial responsibility of Strategic Marketing Partner.

- Company will provide brochures and other written materials to Strategic Marketing Partners both to promote the Company and to assist in transacting business with its customers. The parties acknowledge that the Company's type of business is regulated in some jurisdictions. To ensure that Company's promotional or other printed material complies with such laws Strategic Marketing Partner agrees to submit all self-created written promotional material to Company for review and approval before disseminating such material to prospective customers the parties anticipate will be serviced by this Agreement.

- Both the Company and the Strategic Marketing Partner recognizes that all of their respective contacts, other Strategic Marketing Partners, agents, Customers (herein after known as Proprietary Resources) which Company and Strategic Marketing Partner shall introduce to each other are the proprietary property of the respective companies. Both the Company and the Strategic Marketing Partner agrees that it shall not circumvent one another in making separate agreements with, contacting or consulting with any of each other's Resources which may be introduced to each other without mutual consent. Each party agrees that if they are introduced to any of these Proprietary Resources and if said contact occurs or agreements are made between the contacting party and the Proprietary Resources without prior written consent, that the party with the Proprietary Resources will suffer substantial damages which cannot be adequately estimated and would not have an adequate remedy at law and would be irreparably harmed in the event that the provisions of this paragraph were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the party that was circumvented shall be entitled to equitable relief including injunction and specific performance without necessity to post bond or proving any special damages. Seeking equitable relief shall not be the exclusive remedy for such breach, and may concurrently seek any other relief at law. This promise not to circumvent each other and to maintain confidentiality of Proprietary Information shall survive for a period of two (2) years after termination of this Agreement.

- Company will invoice and collect all payments from Customers directly. Company will calculate the gross profit (as defined in Exhibit B) and will pay Strategic Marketing Partner their share of the profit earned each Monday following the close of the previous week. If a client does not pay its invoice in its entirety, Company will withhold their profit share on that client until paid in full.

- Termination of this Agreement. The initial term of this agreement is for one (1) year and can be automatically renewed unless COMPANY or Strategic Marketing Partner notifies the other of its desire to terminate this Agreement. The non-terminating party must receive written notice from the terminating party within sixty days of their intent to cancel this Agreement without cause. If either party terminates the Agreement without cause, Company and Strategic Marketing Partner agree to use commercially reasonable efforts to execute a Client Transitions Agreement to allow for transition of the Customers to Strategic Marketing Partner. Notice of termination shall be given by

Certified Mail, Return Receipt Requested to the receiving party's last known mailing address and shall be effective upon mailing.

During the first 90 days of this Agreement, as a "Trial Period," Program Administrator shall have the right to cancel the Agreement upon one week's notice. All other termination provisions outlined above shall apply.

Upon notice of termination, Company agrees not to interfere with Strategic Marketing Partner's soliciting or providing of temporary staffing services to Customers without the Strategic Marketing Partner's written permission.

(a) Cancellation For Cause. Either Party shall have the absolute right to terminate this Agreement for Cause. Either Party shall provide to the other party with five (5) days' written notice of Party's intent to cancel this Agreement for cause. Either Party may be terminated for cause, if such Party participates in unfair competition, unethical behavior, theft, embezzlement, fraud, breach of contract, violates any state insurance code, issues fraudulent certificates of insurance, violates the terms of the confidentiality or non-compete provisions of this Agreement, or performs any act that is determined to be detrimental to the other Party program.

- This Agreement constitutes the entire understanding of the parties. No modification to this Agreement will be valid unless in writing, executed by the parties hereto. Neither party may assign the rights and obligations to perform the duties that are set forth in this Agreement. This Agreement will be construed under the laws of the State of California. Any disputes shall be adjudicated in the jurisdiction of Company's domiciled county.

- Upon reasonable written notice, Company will allow Strategic Marketing Partner to examine all business records associated with services provided by the Company under this Agreement, including but not limited to: Federal and State tax reporting forms, payroll records, employ files, safety and workers compensation documentation.

IN WITNESS WHEREOF, the parties execute this Agreement the day and the date first written above

COMPANY: SMART-TEK AUTOMATED SERVICES, INC.	**STRATEGIC MARKETING PARTNER:** PREFERABLE STAFFING, INC.
Signature	Signature
Brian Bonar – Chairman & CEO	Print Name & Title
Date	Date

Schedule A
Client Listing and Mark-Up

Automatic Rolls of NJ

Berry Plastics

Devens Recycling

Foamtech

Georgia Pacific

Global Supply

Maronda Systems

MHF Logistical Solutions

Quality Packaging

Southern Sisters Enterprises

Starplast East

Vernon Company Inc

Mark-ups vary by assignment and will be reflected in the weekly invoice.

Schedule B

Fee Schedule for: PREFERABLE STAFFING

COMPANY will charge a Total Employment Assessment (as a percentage of gross wages) to Strategic Marketing Partner for all Clients listed in Schedule A. This assessment includes Gross Payroll, FICA, SUI, FUI, Workers' Compensation, Administration and Financing Fees and is as follows:

Company Name	State	WC CODE - DESCRIPTION	Total Mark-Up To PreferAble
AUTOMATIC ROLLS OF NJ	NJ	2003 - Bakeries	25.54%
BERRY PLASTICS CORPORATION	MD	4114 - Glassware Mfg. NOC	22.76%
DEVENS RECYCLING CENTER	MA	8264 - Bottle Dealer--Use	24.04%
FOAMTECH	MA	4452 - Plastic or Rubber Goods Mfg	22.00%
GEORGIA PACIFIC	NJ	4239 - Paper Mfg	23.28%
GLOBAL SUPPLY CHAIN & DIST LLC	PA	281 - Bookbinding	19.88%
MARONDA SYSTEMS	FL	8232 - Building Material Dealer--New Materials Only: All Other Employees	24.22%
M.H.F LOGISTIC SOLUTION	MA	8227 - Construction or Erection Permanent Yard	21.93%
QUALITY PACKAGING SPECIALISTS	IL	8018 - Store: Wholesale NOC	23.98%
SOUTHERN SISTERS ENTERPRISES INC	FL	5651 - Carpentry--Dwellings--Three Stories or Less	33.62%
STARPLAST EAST	NJ	4484 - Plastics Mfg.: Molded Products NOC	23.30%
VERON COMPANY INC	MA	9102 - Park NOC--All Employees	20.99%

COMPANY will prepare the invoice to the Clients listed in Schedule A each pay period and the invoices will read "Smart-Tek Automated Services, Inc. in service to: PreferAble Staffing

COMPANY will calculate the profit at the end of each week and will pay Strategic Marketing Partner their share of the profit earned each Monday following the close of the previous week. Should a client not pay its invoice by the term indicated on the client contract, Company will withhold their profit share on that client until paid in full.

- Strategic Marketing Partner's profit is calculated by taking the Client Mark-up indicated on Schedule A and subtracting the Company's mark-up to Strategic Marketing Partner indicated above.

Medical Benefits Plans – Strategic Marketing Partner will assist in all marketing efforts to communicate Company's benefit plans. Company will split half of the commission it receives from the sale of these products. If a client is requesting a benefit offering that Company does not currently offer, Strategic Marketing Partner may sell its own benefit plans and will split the commission with Company accordingly.

COMPANY reserves the right to review their rates to Strategic Marketing Partner within 30 days of the execution of this contract.